Exhibit 99.1


     Southwest Water Company Reports Second Quarter 2007 Results


    LOS ANGELES--(BUSINESS WIRE)--Aug. 9, 2007--Southwest Water
Company (NASDAQ:SWWC), a leading provider of water, wastewater and public works services, today reported financial results for the second quarter ended June 30, 2007.

    For the quarter, revenues increased 1% to $55.0 million from $54.3 million in the second quarter of 2006. Operating income rose 12% to $5.5 million compared with $5.0 million in prior year second quarter. Net income was up 22% to $2.2 million, or $0.09 per diluted share, compared to $1.8 million, or $0.08 per diluted share, in the same quarter of 2006. Weighted average diluted shares outstanding increased 4% to 24.4 million.

    "This quarter's results were dominated by weather patterns," said Mark A. Swatek, Southwest Water chief executive officer and chairman. "In California, warm, dry weather drove higher water consumption, and in Texas, record wet weather reduced water consumption at our utilities and limited the amount of construction and repair work our Services Group could perform."

    Utility Group Results

    In the Utility Group, revenues were up 13% to $24.0 million from $21.2 million in the second quarter of 2006, which include intersegment revenues of $438,000 and $384,000, respectively. This increase was primarily due to higher consumption in California as well as rate increases implemented in the second half of 2006 in California and in one of the company's Texas utilities. Operating income increased to $8.6 million compared with $8.4 million in the second quarter 2006.

    Services Group Results

    Services Group revenues were down 10% to $37.0 million from $41.2 million in the 2006 second quarter, which include intersegment revenues of $6.3 million and $9.6 million, respectively. This decrease was primarily due to reduced field work in Texas as a result of wet weather throughout the quarter, a slow down in housing construction and a reduction in the company's contract base in its southeast division. Operating income for the quarter increased to $744,000 from $604,000 in 2006.

    SG&A and Capital Expenditures

    Consolidated selling, general and administrative (SG&A) expenses for the quarter were $9.3 million versus $9.2 million in the second quarter of 2006. Included in SG&A is $200,000 of legal costs associated with the condemnation litigation against the company's New Mexico utility. According to New Mexico statute, the company will be entitled to reimbursement of these costs if the company prevails in the legal actions.

    Additionally, SG&A includes $400,000 of costs related to a company-wide initiative to implement a single, integrated operating system. "The company's current operating systems are inefficient, costly to operate and make data consolidation time-consuming," said Swatek. "This initiative will take time and significant investment, but we believe that with this new technology we can implement best business practices across the company, enhance customer service and create a competitive advantage for our Services Group." He noted that the majority of the expenditures related to this initiative will be capitalized, though certain costs will be expensed as incurred.

    Total company funded capital expenditures were $9.6 million in the quarter, including $2.4 million related to the operating system project, compared to $9.1 million in the second quarter of 2006.

    Six Month Results

    For the six months ended June 30, 2007 compared with June 30, 2006; revenues were $103.0 million versus $103.9 million, operating income grew to $8.5 million from $8.0 million and net income rose to $2.8 million from $2.6 million.

    Conference Call

    The company will provide more detail regarding its second quarter operating results in a conference call and web cast to be held today, August 9, 2007, at 4:30 p.m. Eastern time (1:30 p.m. Pacific). The conference call can be accessed on the company's website at www.swwc.com. For those unable to participate in the live web cast, a replay will be available shortly after the call on the company's website. A telephonic replay will also be available beginning at 6:30 p.m. Eastern (3:30 p.m. Pacific) until midnight August 16, 2007 at 888-286-8010 (international callers 617-801-6888), passcode 25024994.

    Southwest Water Company provides a broad range of services, including water production, treatment and distribution; wastewater collection and treatment; utility billing and collection; utility infrastructure construction management; and public works services. The company owns regulated public utilities and also serves cities, utility districts and private companies under contract. More than two million people in 10 states depend on Southwest Water for high-quality, reliable service. Additional information may be found on the company's website: www.swwc.com.

    This document contains "forward-looking statements" within the meaning of the Private Securities Litigation Reform Act of 1995. These statements, including expectations relating to future revenues and income, the company's ability to gain new business and control costs, involve risks and uncertainties, as well as assumptions that, if they prove incorrect or never materialize, could cause the results of the company to differ materially from those expressed or implied by such forward-looking statements. Actual results may differ materially from these expectations due to changes in regulatory, political, weather, economic, business, competitive, market, environmental and other factors. More detailed information about these factors is contained in the company's filings with the Securities and Exchange Commission, including under the caption "Risk Factors" in the company's 2006 Annual Report on Form 10-K. The company assumes no obligation to update these forward-looking statements to reflect any change in future events.

FINANCIAL HIGHLIGHTS - SOUTHWEST WATER COMPANY
(unaudited and in thousands, except per share amounts)

                                Three Months Ended   Six Months Ended
                                     June 30,            June 30,
                                   2007      2006     2007     2006
                                --------------------------------------

Operating revenues                 $54,975  $54,296 $103,049  $103,890

Operating income                     5,547    4,960    8,490     7,977
Net income                           2,223    1,816    2,837     2,588

Diluted earnings per common
 share                               $0.09    $0.08    $0.12     $0.11

Weighted average outstanding
 common shares (diluted)            24,386   23,451   24,301    23,338


CONSOLIDATED BALANCE SHEET INFORMATION

                                           June 30,  December 31,
                                             2007        2006
                                          ------------------------

Current assets                               $45,803       $48,257
Property, plant and equipment, net           411,685       389,625
Total assets                                $511,319      $491,693

Current liabilities                          $32,149       $35,830
Long-term debt                               143,629       128,624
Contributions in aid of construction         113,708       110,024
Stockholders' equity                         170,376       166,527
Total liabilities and stockholders' equity  $511,319      $491,693


    CONTACT: Southwest Water Company
             DeLise Keim, 213-929-1846
             VP Corporate Communications
             www.swwc.com
             or
             PondelWilkinson Inc.
             Robert Jaffe, 310-279-5969
             www.pondel.com